Exhibit 99.8

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated:  January 17, 2024

Dragasac Limited

By:	/s/ Tan Kong Han
Name:	Tan Kong Han
Title:	Director

Resorts World Inc Pte. Ltd.

By:	/s/ Hiu Woon Yau
Name:	Hiu Woon Yau
Title:	Director

Genting Berhad

By:	/s/ Loh Bee Hong, Elaine
Name:	Loh Bee Hong, Elaine
Title:	Company Secretary

Lim Kok Thay

/s/ Lim Kok Thay